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                                                                     EXHIBIT 5.1



                     [Letterhead of Andrews & Kurth L.L.P.]


                                   June 29, 2000


Cyberonics, Inc.
16511 Space Center Blvd., Suite 600
Houston, Texas 77058

Gentlemen:

     We have acted as counsel to Cyberonics, Inc. a Delaware corporation (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 1,100,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock") in connection with the Company's Amended and Restated 1996 Stock Option Plan and the Transaction Grant Agreements attached as Exhibits 4.2 and 4.3 to the Form S-8 (collectively, the "Plans").

     As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Common Stock will, when issued and paid for in accordance with the terms of the Plans, be duly authorized, validly issued, fully paid and nonassessable.

     The foregoing opinion is based on and is limited to the Delaware General Corporation Law and we render no opinion with respect to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without our express written consent.

                                   Very truly yours,

                                   /s/ ANDREWS & KURTH L.L.P.